Contact:	Michael Bermish
Investor Relations Officer
(732) 212 – 3321
FOR IMMEDIATE RELEASE
WELLMAN ANNOUNCES A NEW BOARD MEMBER
November 17, 2005, Shrewsbury, NJ – The Board of Directors of Wellman, Inc. (NYSE: WLM) announced that Kevin Kruse, a Warburg Pincus Vice President, has joined the Company’s Board, effective immediately. Mr. Kruse will be replacing Oliver Goldstein, who has resigned from the Wellman board. Mr. Goldstein, a former Warburg Pincus Managing Director, had been a member of the Wellman Board of Directors since February 2003, when Warburg Pincus made its initial investment in Wellman.
Thomas Duff, Wellman’s Chairman and Chief Executive Officer, stated, “We are pleased to welcome Kevin to Wellman’s Board. Kevin’s broad financial experience will be a valuable asset to the Company. At the same time, we would like to extend our appreciation to Oliver for his valuable contributions to the Company over the last several years.”
Mr. Kruse has served as Vice President of Warburg Pincus since January 2003 and has been employed by Warburg Pincus since February 2002. Prior to joining Warburg Pincus, Mr. Kruse was employed by AEA Investors Inc. where he focused on private equity opportunities in industrial and consumer products companies. Previously, he was employed by Bain & Co., a management investment consulting firm. Mr. Kruse is a director of Knoll, Polypore International and TransDigm.
About Wellman
Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester staple fibers. We believe we are one of the world’s largest PET plastic recyclers, utilizing a significant amount of recycled raw materials in our manufacturing operations.
About Warburg Pincus
Warburg Pincus has been a leading private equity investor since 1971. Throughout its 35-year history in private equity, Warburg Pincus has invested at all stages of a company’s life-cycle, from founding start-ups to providing growth capital to leading recapitalizations, leveraged buy-outs and special situations. The firm currently has approximately $12.5 billion under management and an additional $8 billion available for investments in a range of sectors, including consumer products and industrial, financial services, information and communication technology, media and business services, healthcare, energy and real estate. Warburg Pincus invests globally from offices in New York, Menlo Park, London, Frankfurt, Hong Kong, Tokyo, Seoul, Beijing, Shanghai and Mumbai. The firm has an active portfolio of more than 100 companies. Warburg Pincus has invested approximately $4.1 billion in more than 35 late-stage, leveraged transactions and special situations, including Jarden (NYSE: JAH), Knoll (NYSE: KNL), Polypore International, Telcordia Technologies, TransDigm, Wellman and UGS. For more information, visit www.warburgpincus.com.
Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2004.